Exhibit 10.1

LOCK-UP AGREEMENT

October 30, 2006

Osiris Therapeutics, Inc.

2001 Aliceanna Street

Baltimore, MD 21231

Gentlemen:

The undersigned (Peter Friedli, Venturetec Inc. and US Venture 05, Inc.) agrees that, without the prior written consent of Osiris Therapeutics Inc. (the “Company”), the undersigned will not, directly or indirectly, offer, sell, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any shares of Common Stock, par value $0.001 per share, of the Company (including, without limitation, shares of Common Stock of the Company which may be deemed to be beneficially owned by the undersigned on the date hereof in accordance with the rules and regulations of the Securities and Exchange Commission, shares of Common Stock which may be issued upon exercise of a stock option or warrant and any other security convertible into or exchangeable for Common Stock) or enter into any Hedging Transaction (as defined below) relating to the Common Stock (each of the foregoing referred to as a “Disposition”) during the period specified in the following paragraph (the “Lock-Up Period”).  The foregoing restriction is expressly intended to preclude the undersigned from engaging in any Hedging Transaction or other transaction which is designed to or reasonably expected to lead to or result in a Disposition during the Lock-Up Period even if the securities would be disposed of by someone other than the undersigned.  “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Common Stock.

The initial Lock-Up Period will commence on the date hereof and continue until, and include, January 30, 2008.

Notwithstanding the foregoing, the undersigned may transfer (a) shares of Common Stock acquired in open market transactions by the undersigned after the completion by the Company of the initial public offering of Common Stock, and (b) any or all of the shares of Common Stock or other Company securities if the transfer is by (i) gift, will or intestacy, or (ii) distribution to partners, members or shareholders of the undersigned; provided, however, that in the case of a transfer pursuant to clause (b) above, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding the securities subject to the provisions of this Lock-Up Agreement.

The undersigned agrees that the Company may, and that the undersigned will, (i) with respect to any shares of Common Stock or other Company securities for which the undersigned is the record holder, cause the transfer agent for the Company to note stop transfer instructions with respect to such securities on the transfer books and records of the Company and (ii) with respect to any shares of Common Stock or other Company securities for which the undersigned is the beneficial holder but not the record holder, cause the record holder of such securities to cause the transfer agent for the Company to note stop transfer instructions with respect to such securities on the transfer books and records of the Company.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement.

Signature:	/s/ Peter Friedli
Print Name:	Peter Friedli, individually

VENTURETEC, INC

/s/ Peter Friedli
Name:	Peter Friedli
Title:	President

US VENTURE 05, INC.

/s/ Peter Friedli
Name:	Peter Friedli
Title:	President

Number of shares owned or subject to warrants, options or convertible securities:	Certificate numbers:

7,807,274 Peter Friedli 1,000,000 Peter Friedli 3,600,000 Venturetec, Inc. 1,000,000 US Venture 05	#1011, 1012, 1013, 1014 #CS-3 Warrant #1000, 1001 #1004